Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Announces Share Exchange with ValueAct

•	ValueAct Maintains Investment Position While Reducing Voting Power

Plano, TX, April 29, 2019 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its entry into an exchange agreement (the “Exchange Agreement”) with ValueAct Holdings, L.P.  Pursuant to the terms of the agreement, ValueAct Capital Master Fund, L.P., Alliance Data’s largest shareholder, exchanged 1,500,000 of its 5,207,646 shares of Alliance Data common stock (the “Common Stock”) for 150,000 shares of Alliance Data’s newly-designated class of Series A Non-Voting Convertible Preferred Stock (the “Preferred Stock”).

Mason Morfit, ValueAct Capital’s President and Chief Investment Officer said, “We continue to have strong conviction in the strategy outlined by the management and board of Alliance Data. The transaction announced today has no bearing on our commitment to Alliance Data or our conviction in its long term strategy. With my Partner Kelly Barlow’s position on the board of a company that is subject to highly complex banking regulations, considering the company’s current strategic initiatives, we felt it was prudent to restructure our equity investment. Our economic interest in Alliance Data remains unchanged.”

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “We are pleased that ValueAct continues to show its support for Alliance Data’s strategy as we work to simplify our narrative and focus capital on our highest earning and growth assets.  The exchange transaction merely enables ValueAct to maintain the economic value of its investment in Alliance Data while reducing the voting power that would otherwise come with that ownership. Alliance Data was happy to work with ValueAct toward achieving its goals.”

Shares of the new class of Preferred Stock have rights and privileges substantially similar to those of the Common Stock, except that each share of Preferred Stock (i) has no voting rights (except as otherwise required by the General Corporation Law of the State of Delaware) and (ii) is convertible under certain other circumstances into ten shares of Common Stock (subject to adjustment and other terms and conditions described in the Certificate of Designations establishing the new series and in the Exchange Agreement).

Alliance Data Systems Corporation
April 29, 2019

The Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and the Exchange Agreement are filed as Exhibits 3.1 and 10.1, respectively, to Alliance Data’s Current Report on Form 8-K filed on April 29, 2019.  Descriptions herein of the Series A Non-Voting Convertible Preferred Stock and the Exchange Agreement are qualified by reference to those exhibits.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data’s card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
April 29, 2019

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding additional strategic initiatives, the pending Epsilon transaction and whether closing conditions for such transaction will be satisfied or waived and the expected use of proceeds therefrom, our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Further risks and uncertainties include, but are not limited to, the pending transaction involving Epsilon, whether such transaction will be completed, the possibility that closing conditions for the transaction may not be satisfied or waived, the impact of additional strategic initiatives on us or our business if any transactions are undertaken, and whether the benefits of such transactions can be achieved.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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